Exhibit 99.1

FOR IMMEDIATE RELEASE NEWS
February 21, 2013 OTCQB-WMTN

WestMountain Gold reports 419,604 ounces of gold grading 15.30 grams per tonne (g/t) in its 43-101 Technical Report

•	Indicated and Inferred Resource totals 419,604 ounces gold

•	Indicated Resource (5.00 g/t Au cutoff) of 49,809 ounces gold at 13.25 g/t and 112,723 ounces silver at 29.98 g/t

•	Inferred Resource (5.00 g/t Au cutoff) of 369,795 ounces gold (up 28%) at 15.63 g/t and 653,884 ounces silver at 27.63 g/t

•	Inferred and Indicated tonnes increase 100% to 852,943

DENVER, Colorado -- WestMountain Gold, Inc. (“WestMountain”) (OTCQB: WMTN), an emerging mineral exploration and development company, today announced a significant expansion of the gold and silver resource base at its flagship Terra Project in Alaska.  The NI 43-101 Technical Report, completed by Gustavson Associates, showed solid increases in tonnes, inferred ounces and gold grade as compared with the Company’s 2010 report.

The WestMountain report highlights the high-grade nature of the Terra deposit with a 5.00 g/t cutoff estimate returning an indicated resource of 49,809 ounces of gold at 13.25 g/t and an inferred resource of 369,795 ounces of gold at 15.63 g/t for a total resource of 419,604 ounces of gold. As compared with the Company’s previous 43-101 report, tonnes increased 100% to 852,943, the inferred and indicated resource increased by 150% to 419,604 ounces gold, and the inferred and indicated grade grew by 25% to 15.3 g/t.

These favorable results followed initial production scale bulk sampling at the Terra Project in late 2012 that resulted in production of 75 ounces of gold and 28 ounces of silver.

“The results from our Technical Report underscore the vast potential of our Terra Project, which we believe will yield more than one million ounces of gold over the life of the mine,” said Greg Schifrin, President and CEO of WestMountain.  “We are planning an aggressive 2013 field season with a budget of $4.2 million that covers a larger scale bulk sample program with our revamped pilot mill, which has the ability to process up to 40 tonnes per day.  In addition, we will continue our exploratory drilling at Terra in an effort to unlock further value.”

The Terra Project is a joint venture between Westmountain’s Terra Gold Corp. subsidiary and Corvus Gold Inc. (TSX: KOR, OTCQX: CORVF).  The full NI 43-101 Technical Report is available on the Company’s website at www.westmountaingold.com

2013 Terra Project Mineral Resources

Terra Vein Resources by Cutoff
Indicated
Cutoff (Au g/t)	tonnes	Au g/t	Ag g/t	oz Au	oz Ag
1.00	334,110	6.34	13.87	68,070	148,972
3.00	209,311	9.08	20.87	61,101	140,412
5.00	116,949	13.25	29.98	49,809	112,723
10.00	29,893	29.48	64.41	28,331	61,906
20.00	9,422	67.71	130.82	20,510	39,626
50.00	9,317	68.24	131.32	20,442	39,335
Inferred
Cutoff (Au g/t)	tonnes	Au g/t	Ag g/t	oz Au	oz Ag
1.00	2,403,970	6.49	12.08	501,842	933,557
3.00	1,186,363	11.19	21.60	426,938	824,036
5.00	735,994	15.63	27.63	369,795	653,884
10.00	259,430	31.55	41.51	263,143	346,234
20.00	114,835	55.62	54.56	205,365	201,420
50.00	62,324	79.13	71.03	158,556	142,318

About WestMountain Gold, Inc.
WestMountain Gold, Inc. (OTCQB: WMTN) is an exploration and development company that explores, acquires, and develops advanced stage properties. The Company has a high-grade gold system in the resource definition phase with 369,795 ounces of inferred gold, which in total offers potential of greater than 1,000,000 ounces that is owned by the Company’s wholly owned subsidiary, Terra Gold Corporation (“TGC”). The WestMountain property consists of 344 Alaska state mining claims covering 223 square kilometers. All government permits and reclamation plans for continued exploration through 2014 were renewed in 2010.  TGC is a joint venture partner of Corvus Gold, Inc. (“Corvus”) on this project, although WestMountain recently signed a letter of intent to acquire Corvus’ remaining interest for $6.0 million in cash and 750,000 shares of common stock – a transaction that would give WestMountain 100% ownership of the project. Additional details are available at www.westmountaingold.com.

Safe Harbor Statement Some statements contained in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially. These statements may contain words such as "desires," "believes," "anticipates," "plans," "expects," "intends," "estimates" or similar expressions. These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause its actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Such statements include, but are not limited to, the vast potential of the Terra Project, increases in tonnes, inferred resources, and grade; plans for an aggressive 2013 field season with a $4.2 million budget and a larger bulk sample program; continued exploratory drilling at the Terra project; and expectations to run milling operations at up to 40 tonnes per day. Additional information regarding factors that could cause results to differ materially from management's expectations is found in the Company’s SEC filings. The Company intends that the forward-looking statements contained herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements. The Company disclaims any obligation to update forward-looking statements.

Contact:
WestMountain Gold, Inc.
Greg Schifrin
Chief Executive Officer
Office: 208-265-1717
Cell: 208-290-1180
gschifrin@westmountaingold.com